EXHIBIT 99.1

COMPREHENSIVE CARE APPOINTS STEVEN SCHEIDT AS
VICE PRESIDENT, PRIVATE SECTOR SALES

TAMPA, FL – (PR NEWSWIRE) – October 13, 2003 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today announced the recent appointment of Steven J. Scheidt to the newly created position of Vice President, Private Sector Sales of CompCare. Scheidt will be primarily responsible for leading the Company’s national sales growth initiatives in commercial markets.

For 30 years, Scheidt has served as a senior sales and marketing executive with a number of leading organizations within the managed care industry. Prior to joining CompCare, Scheidt served as a pharmacy benefit consultant to AELRx, Inc., a specialty-consulting firm focused in the pharmacy benefit management field. During the period from 1997 through 1999, Scheidt was employed by Magellan Health Services (“Magellan”) as Executive Vice President and Chief Sales and Marketing Officer and later as a consultant to Magellan from 1999 through 2001. While at Magellan, Scheidt oversaw a 60 person sales and marketing staff that secured over $50 million in new business in a single-year, with managed care contract sales to health plans, employers and their unions, as well as with government agencies. Previous executive positions also included Vice President of Sales at Preferred Health Systems, LLC; Executive Vice President and Chief Sales and Marketing Officer at Value Behavioral Health; and Vice President of Sales at Preferred Health Care, Ltd., where he won direct-to-employer contracts worth in excess of $125 million in multi-year non-risk (ASO) agreements with customers that included General Motors, Sears, Ameritech, State of Illinois, State of Michigan, Martin-Marietta, Southwest Airlines and Southwestern Bell, among others.

Mary Jane Johnson, CEO of CompCare, noted, “Steve brings to CompCare a wealth of experience in our industry. We are so very pleased to have him join the CompCare team and expect that he will contribute greatly to the future success of our company.”

About Comprehensive Care Corporation
 Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves more than 1,200,000 covered individuals nationwide; and has a network of approximately 12,000 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
 Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Stephanie Noiseux, Elite Financial Communications Group
407-585-1080 or via email at steph@efcg.net

200 South Hoover Boulevard, Suite 200, Tampa, Florida 33609
813-288-2808 * Fax 813-288-4805
www.compcare.com